Exhibit 99.2

Sanderson Farms, Inc.

Fourth Quarter 2011 Conference Call

December 20, 2011

Operator:	Stand by, we’re about to begin. Good day and welcome to the Sanderson Farms in fourth quarter in fiscal 2011 conference call. This call is being recorded. At this time for opening remarks and introductions I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe:	Thank you. Good morning and welcome to Sanderson Farms fourth quarter and year-end conference call. This morning we reported a net loss of $21.6 million or $0.97 per share for our fourth fiscal quarter of 2011. During the fourth quarter of last year we earned $47.8 million or $2.08 per share. By the year end at October 31, 2011, we reported a net loss of $127.1 million or $5.74 per share. Our fiscal 2010 we reported net income of $134.8 million or $6.07 per share. The net loss for the quarter and the year included an adjustment of $9 million or $0.27 per share net of income taxes to record the value of our live inventories on hand at October 31, 2011 at the lower of cost or market as required by generally-accepted accounting principles. If you do not receive a copy of the release and accompanying financial summary, they’re available on our website. Before we continue, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike:	Thank you, Joe, and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the company. Examples of forward-looking statements include statements about future production levels, grain costs, and economic conditions. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our press release and in the annual report on form 10-K for the year ended October 31, 2011, which was filed with the SEC this morning. All forward-looking statements speak only as of today and they’re based on current expectations, beliefs and assumptions, and those expectations, beliefs and assumptions could change quickly based on external factors affecting our business. We undertake no obligation to update or to revise forward-looking statements.

Joe:

Thank you, Mike. Fiscal 2011 was a challenging year for Sanderson Farms. Our net sales for the full year of $1.978 billion, a 2.7 percent increase over fiscal 2010 were another record for Sanderson Farms. However, our net loss of $127.1 million or $5.74 per share was also a record. Significantly higher feed grain cost and lower chicken market prices combined to produce the lowest margins in our company’s history. Despite challenging market conditions, our plants ran well. Also, we reached another milestone when the Kinston, North Carolina project was completed on time and on budget and we began processing chickens in Kinston in January. We look forward to the new opportunities the Kinston plant will provide for Sanderson Farms for years to come. While our 2011 financial results reflect challenging market conditions, our balance sheet remains strong. We maintain a

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December 20, 2011

very conservative financial position just for circumstances like we faced this past year. We were starting up a new plant in the middle of the most challenging market cycle we have ever faced. Yet, our balance sheet remains sound. With that introduction, I will ask Lampkin and Mike to provide details on the quarter and I will return after they’ve finished to discuss grain and answer your questions.

Lampkin:

Thank you, Joe, and good morning. Overall market conditions continue to compare unfavorably to our fourth quarter last year primarily due to continued weak white meat prices as a result of sluggish food service demands. The average Georgia dock price during our fourth quarter was approximately 1.5 percent higher than last year’s fourth quarter averaging $0.887 for the quarter. For the year the Georgia dock averaged $0.867 per pound which represented a slight increase from the $0.853 per pound averaged during fiscal 2010. The Georgia dock price is currently $0.8975 per pound. As many of you know, the Georgia dock price is a good indicator of the supply and demand dynamics for products sold to retail grocery stores. While the stock market price for white meat produced at our big bird plants has been under significant pressure, owing to reduced food service demand, the balance of supply and retail grocery demand has held relatively steady through most of the past three fiscal years. Bulk leg quarter prices were approximately 29.8 percent higher during the quarter compared to last year’s fourth quarter, and increased approximately 19.2 percent for the year. Ernaberry market prices for leg quarters averaged $0.493 per pound during the fourth quarter, $0.428 per pound for the year, and the current Ernaberry quote is $0.50 per pound. The comparison of leg quarter market prices to last year’s market is a little misleading. You may recall that the Russian markets reopened during last year’s fourth quarter, and while the Ernaberry quoted market for leg quarters was $0.38 per pound during that fourth quarter, we actually sold a significant amount of our leg quarter production during last year’s fourth quarter at prices well above that quoted market. Both China and Russia remain good export customers, but uncertainty surround both. In China our products remain subject to punitive tariffs imposed following an anti-dumping investigation by the Ministry of Commerce in China. While chicken             continue to move into the country, our margins are impacted by the tariff and the tariff effectively prohibits exports of dark meat to China by making it unprofitable to do so. We do not anticipate a change in that tariff for the foreseeable future, although the United States trade representative recently asked a WTO panel to review the case. Product began moving back into Russia in August of 2010 and continues to move today. The Russian government announced 2012 quotas for chicken that should support dark meat prices during 2012 and Russia’s expected entry into the WTO could make Russia a more reliable and predictable market. However, as we have seen with China, that is not necessarily the case. Russia has become a much less important market over the past two years as other countries such as Mexico and a couple of African countries buy more United States poultry. The market for boneless breast meat remains solid through the quarter. Prices during our fourth quarter were lower by

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19 percent when compared to the fourth quarter a year ago. The quoted market price for boneless averaged $1.30 per pound during the fourth quarter and $1.29 per pound for the fiscal year. The Ernaberry market price for boneless breast is currently $1.32 per pound. Softness in the boneless breast market continues to reflect weakness in the market for almost all protein consumed away from home. This includes the demand for white meat from all of our food service customers including both casual dining customers and our food service distributors. Wings finally began to move during the fourth quarter when football season started after remaining weak all year. Jumbo wing prices during our fourth quarter averaged $1.00 per pound down 14 percent from the average of $1.16 per pound during last year’s fourth quarter. For the year jumbo wing prices were lower by 31.6 percent from an average of $1.27 per pound during fiscal 2010 to an average of $0.87 per pound during fiscal 2011. The currently Ernaberry quote for jumbo wings is $1.42 per pound. When you roll all of this together, our average sales price for poultry products during the full fiscal year was lower by $0.032 per pound compared to last year, decreasing 4.6 percent of the year ended October 31, 2011 when compared to the year ended October 31, 2010. This decrease of $0.032 per pound in our average sales price for chicken together with the $0.106 per pound increase in our feed costs and flocks sold contributed to the negative operating margin in our chicken business this fiscal year compared to last year. Our cost for corn delivered to our feed mills during this year’s fourth quarter were higher than last year’s fourth quarter, increasing 73 percent while the cost for delivered soybean meal increased 23.5 percent during our fourth quarter compared to last year. For the year we paid over $335.8 million dollars more for feed grain compared to fiscal 2010. Based on market prices alone, grain cost increased $294 million or almost $0.11 per pound. Remember there is a lag in the time it takes for the cost of grain delivered to our mills to show up in our cost of goods sold because we recognize the cost of grain when chickens that eat that grain are processed. Our feed cost per pound of chicken sold were higher by $0.123 or 46.4 percent during this year’s fourth quarter compared to a year ago, and we’re higher by $0.106 or 38.8 percent for the year. Market conditions have actually strengthened counter seasonally as a result of lower production. Greater chick placements for the past five months of calendar 2011 were down an average of 4 percent when compared with the same five months a year ago, and the projected breeder flock for May 2011 is down 2 percent compared to 2010. Egg set numbers continue to run below last year’s numbers. Egg sets through last week have averaged 199 million eggs per week during calendar 2011 compared to 205.6 million per week in 2010 and egg sets have been below last year every week since July. We competed well in the industry during 2011 in terms of operating efficiencies. With that said, we do have room for improvement, as always, and we will work hard this year to improve all of our operations and our sales execution. Toward that end we met with all of our key managers Thanksgiving week to review our deficiencies during 2011 and to identify areas that we can improve in 2012. At this point, I’ll turn the call over to Mike for a discussion of the quarter’s financial results.

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Mike:

Thank you, Lampkin, and good morning again. Our financial performance during the fourth fiscal quarter and for the year reflect the challenging environment described by Joe and Lampkin. Net sales for the quarter totaled $559.8 million and that’s up from $529.1 million for the same quarter last year. The increase in net sales for the quarter reflects a 5 percent decrease in our average sales price for poultry products compared to last year, and an increase in poultry pounds sold of 12.6 percent. The increase in poultry pounds sold was partially offset by a 1.4 million pound decrease or 9.1 percent in the sales of prepared food pounds and a 4.3 percent decrease in our average sales price of foods. Our cost of sales of poultry products for the quarter ended October 31, 2011 increased 33.8 percent when compared to the same quarter last year. This increase is a result of 12.6 percent more poultry pounds sold and significantly higher grain cost. For the fiscal year, net sales totaled $1.978 billion and that’s up from $1.925 billion in fiscal 2010. Cost of sales for the year increased 27.9 percent compared to a year ago and totaled $2.085 billion. Our average sales price for poultry products during fiscal 2011 was down 4.6 percent compared to last year, and the average cost per pound in our poultry business increased $0.121 or 20.4 percent compared to last year reflecting the higher grain cost. For the year feed grain cost comprised 53.5 percent of cost of goods sold and that compares to 46.4 percent during fiscal 2010. In our prepared foods business, we sold 6.2 million fewer pounds this year, a 10.1 percent decrease and realized $0.051 per pound less for that product, and that was a 2.6 percent decrease. During this year’s fourth fiscal quarter we processed 759.3 million pounds of dressed poultry and sold 774.9 million pounds. We processed 2.805 billion pounds for the year and we sold 2.794 billion pounds. For those of you who are building a model for fiscal 2012, we currently expect to process 2.85 billion pounds of dressed poultry next year which would represent a 2 percent increase over the pounds processed during fiscal 2011. If we run our plants as expected, those pounds would be processed as follows — 678.4 million pounds in the first quarter, 713.2 million pounds in the second quarter, and 730.3 million pounds in both the third and the fourth quarters. Of course these projections are subject to change as a result of weather, changes in our target live weights, market conditions, and other factors, and these numbers also reflect the production cuts that we’ve described on our August call. SG&A expenses for fiscal 2011 were down $12.8 million compared to 2010. This decrease was due to the accrual of bonuses and an ESOP contribution last year, both of which were absent this year. At the end of our fiscal year, our balance sheet reflects stockholders equity of $506.9 million and net working capital of $324.3 million. Our current ratio was 3.8 to 1. Our total long-term debt at year-end was $273.7 million and our total debt-to-cap ratio was 36 percent at October 31, 2011. For the year we spent $63 million on capital improvements and we paid $15.5 million in dividends. Of the $63 million we spent on CapEx projects during the year, $18.6 million was for our Kinston project. For fiscal 2011 interest expense was $6.4 million and that’s a increase of $3.7 million over what we expensed in 2010 and

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reflects our higher average outstanding debt. Our effective tax rate was 34.6 percent during the fiscal year and going forward we continue to model an effective tax rate of 35.5 percent. We now expect our CapEx budget for 2012 to be approximately $37.6 million and that should be funded by cash on hand, internally-generated working capital, cash flows from operations and, as needed, liquidity on our revolving credit facility. As you know, the company has a $500 million unsecured revolving line of credit of which $267.7 million was available to us at October 31, 2011. Our depreciation and amortization during 2011 was $51.7 million and we’re modeling $57 million for depreciation during fiscal 2012.

Male:

Thank you Mike. As Lampkin said, our feed grain cost during fiscal 2011 were higher than during fiscal 2010. While market prices have come down from their highs, the market prices for both corn and soybean meal remain well above historical averages. If we had locked in prices for all of our needs for fiscal 2012 at current values, that is if using the Chicago Board of Trade contract prices for current and future needs as it closed last night and factoring in the additional volume we will need, our cost of grain during fiscal 2012 would actually be $64.4 million lower than during fiscal 2011 but still $260 million higher than 2010. While that estimate is based on yesterday’s cash market price for grain, I caution anyone building a model that prices have been very volatile and I expect that volatility to continue. I reported to you on our August call that we had priced none of our 2012 needs as of that date but would be looking for opportunities during the harvest to begin pricing some of our needs for fiscal 2012. We have now priced much of our corn and soybean needs through our second fiscal quarter. When final harvest numbers are known and reported in USDA January report, the trade will know what the supply side of both the corn and bean balance sheets will look like going forward, and both will be tight. As both grains compete for 2012 acres, prices for both will likely remain relatively high. We don’t know yet, though, what these high prices will do to the demand side of the balance sheet. Chicken production will be lower, but ethanol margins remain strong. Many moving parts will remain on the demand side going forward including export demand in China in particular. I agree with Lampkin that market conditions continue to reflect weakness and consumer spending and lower consumption of protein away from home. I also continue to believe we will not see meaningful demand improvement for chicken in food service until Americans begin getting their jobs back in large numbers. While I don’t have a crystal ball for 2012, I know leading indicators point to tighter supplies of chicken, and I believe retail grocery demand will remain steady. Because we expect food service demands remain weak until macro economic conditions improve, we will reduce production to better balance our production with our customers’ demands as reported on our August call beginning January 1 and we plan to leave that reduction in place through fiscal 2012. Despite the headwinds we have faced this year, I remain optimistic for the long term. Our balance sheet is strong and will continue to see us through this cycle. When it’s over, we will pay down our debt

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as quickly as possible and put our company in a position to continue our growth strategy. I am anxious to demonstrate our optimism and our confidence in the long-term success of Sanderson Farms with an investment in a second new complex in North Carolina that will add value for our investors and opportunities for our employees. We are committed to continue to grow our company to add value for our shareholders and opportunities for our employees, and I am ready to do that. With that, we will now take your questions.

Operator:	Thank you very much. Ladies and gentlemen, if you would like to ask a question, please signal by pressing the star key followed by the digit one on your telephone keypad. And if you’re on a speakerphone today, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, please press star one now to ask a question. At this time we do have several questions in queue. We go first to Heather Jones with BB&T Capital Markets. Please go ahead.

Heather:	Good morning.

Answer:	Good morning, Heather.

Heather:	Several quick questions. First on that production cut, I don’t know if I’m misunderstanding or not, but is this the same cut you talked about on your Q3 call where you took your normal seasonal cut in October and you’re just extending that into — further into fiscal ‘12? Or are we talking about an incremental cut in January?

Answer:	No, it’s a 4 percent cut at all of our plants including Kinston, and we’re going to go through the whole fiscal year with it.

Heather:	Okay, so it’s in place now and you’re just going to extend it?

Answer:	Yes. Our current cut is more than 4 percent. We’ve got holiday cuts plus the 4 percent. We probably have a 7 or 8 percent cut in November and December when you take the holiday cuts into account.

Heather:	Okay. Okay, and then the inventory write down, are you guys profitable now? I mean, should we anticipate another write down at the end of January or is it fair to say that you’re close to profitability now or already are profitable?

Answer:	We are evaluating that every month and the months are — every month since July have been better than the month before. And that’s about as much as I can say.

Answer:	You know, at the end of the day, Heather, January 31 will make the decision about that based on what the markets and costs are as of that date, and to answer your question, we’d have to predict what that’s going to be and you know Joe won’t let us predict market .

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Heather:	Are you profitable right now?

Answer:	I don’t think we can comment on that.

Heather:	Oh, okay. Joe, on your feed cost projections, you talked a lot about how high basis is and I think you, if I remember correctly, you hadn’t locked in really any beyond May of 2012 because it was so high. When you’re talking about feed costs in 2012 being roughly $60 million below 2011, are you incorporating that higher estimated basis in there or is that just more based on prices?

Answer:	Let me — we have booked all of our soy basis through fiscal ‘12. We have booked our corn basis through May. We have not booked corn basis from June through October. And, yes, we have — when we calculated that number on feed grains, we did take into account the higher basis through the summer.

Heather:	Have you made an estimate where you thought it would be through fiscal — through October?

Answer:	Yeah, we took bids on corn last week and it’s still high, but we took bids on corn basis for June and July and it is still extremely high. The farmers are holding on to it.

Heather:	And as far as your other cost per pound, even adjusted for these inventory write downs, they were about $0.34 and $0.35 a pound in fiscal ‘11. With Kinston now at a full ramp, should we expect that to trend down a penny or two — $0.01 to $0.02 in 2012 or is this going to be closer to what we saw in fiscal ‘11?

Answer:	Yes, Kinston — well, Kinston will get full production in March, and once that happens we should start seeing some cost improvement.

Heather:	Okay. Okay, well thank you very much.

Answer:	You bet.

Operator:	Moving forward, we will now hear from Lindsay Drucker Mann with Goldman Sachs.

Lindsay:	Thanks. Good morning, everyone.

Answer:	Good morning.

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Lindsay:	Just maybe to follow on Heather’s question a different way. I believe that you had indicated in prior comments, this is probably several months back, but that the expectation was that you would be break-even if not profitable by January/February. Has anything changed in terms of that projection?

Answer:	No.

Lindsay:	Okay. Then can you tell us . . .

Answer:	I don’t recall making that projection. Did I make that projection?

Answer:	Yeah, you did in New Orleans.

Answer:	Oh, I did in New Orleans? Yeah, but nothing has changed.

Lindsay:	Okay. And then in terms of what your production capability is fully-loaded when you’re not implanting any cuts, what’s the total poundage that you’ll be able to produce when you’re sort of back to normal?

Answer:	We’ll be at 9.375 million head and do you have the pounds?

Answer:	I don’t have it. I can go get it.

Answer:	Let Mike — Mike is going to go get it. I can’t remember the pounds. We’re running about 4 percent under and then you won’t get full production at Kinston until — well, they’re going to be 4 percent under full production.

Answer:	And you won’t get there until the middle of March.

Answer:	Your full production will be 2013.

Lindsay:	Yes, so assuming that you’re fully-loaded in 2013 without . . .

Answer:	He’s going to get it.

Lindsay:	Okay. Maybe while he’s looking, on the SG&A line, you know, I understand there’s a lot of moving parts to your P&L, but do you have any visibility as to with operating efficiencies and if you add bonuses in for next year, how we should think about SG&A on a basis?

Answer:	Oh, probably — well, the pounds are going to cut it back, aren’t they? The pounds are going to reduce it a little bit. Well, you’re 2.5 percent and then you may add $8 million for bonuses and ESOP.

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Lindsay:	Any other operating efficiencies that we should expect to flow through there?

Answer:	That’s mainly that’s going to be on the plant side.

Lindsay:	Okay. Okay, and then just lastly, you talked about an excitement about opening up your second plant in North Carolina. Can you just give us the stuff that you need to take in order to get there, what sort of things you need to see to actually pulling the trigger on . . .

Answer:	We need to pay down debt, we need to see a good corn crop, and the legal issues up in North Carolina between the two counties, between Nash and Wilson County need to be resolved. And I guess you all will hear about this. We closed on the hatchery property yesterday in Nash County.

Lindsay:	Okay. Is this a second facility?

Answer:	Yes.

Lindsay:	Okay. Do you have the hatchery, you just don’t have a plant?

Answer:	We don’t have — we closed on the land to build the plant on — I mean, to build the hatchery on.

Lindsay:	Okay. How much was that in CapEx?

Answer:	Two and a quarter — $234,000.

Lindsay:	Okay, great. Thanks.

Answer:	You bet. Mike, what do you . . .

Mike:	2.9 billion — 2.9 billion pounds processed is when we’re running full. That’s what we expect to process, by the way, in 2013 without a second North Carolina plant which we won’t have in 2013, so 2.9 billion then.

Lindsay:	Okay. Thanks, guys.

Answer:	Thank you.

Operator:	Moving forward, we will go to Farha Aslam with Stephens Inc. Please go ahead.

Farha:	Hi. Good morning.

Answer:	Good morning.

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Farha:	Could you just break out the split between big bird pounds and retail pounds produced in 2011?

Answer:	In 2011?

Farha:	Yes.

Answer:	Yep, give me a minute and go and ask your next question.

Farha:	Okay. And then, Joe, the number you gave us for grain, you said if it was all priced as of last night, does that also include whatever you priced into the spring, that’s kind of the cost think about it?

Answer:	Yes.

Farha:	It includes your hedges as well?

Answer:	Yes, yes.

Farha:	Okay, fantastic. And then could you give us some color in terms of price recovery that you anticipate in the chicken market starting post the holidays, any thoughts on the pace of recovery in breast meat, whole birds, and leg quarters?

Answer:	Well, we don’t know that. We — it feels like breast meat is going to be the first to move. It appears the industry is going to have three four-day weeks in a row — this week, next week and the next. And if we get any demand at all — I take that back — it’s mainly going to be supply-driven. The first one that’s going to move is going to be breast, and then the Georgia dock. Leg quarters are — they’re kind of pretty close to where they’re going to be for a while, we think. They may not move until later. It feels like right now that breast meat may move as early as next week.

Farha:	Okay. And then in terms of pricing recovery, the excess were very depressed in October/November and clearly they’ve been moving up while still down year-over-year. Do you have any thoughts on the level of excess now? Are you still confident that the production cuts are adequate to for a recovery and profitability for the chicken industry next year?

Answer:	You know, Farha, I don’t know. We’re not going to know until we get there, but what I’m confident of is this — if the 195 million — 195-96 million egg sets are not enough, the industry will cut back. You know, we — if that’s not enough, the industry will respond to that with further cuts. I know the balance sheets are in very poor condition and they cannot tolerate additional losses. And so if 195-96 million eggs, a 5 percent cut is not adequate to move markets enough, then the industry will cut back some more. And they’ll do it — we’ll kind of get a feel of that January/February. And if that’s not it, it will be a quick response.

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Farha:	Okay, thank you. And then, Adam, just would you happen to have that breakdown?

Answer:	I do, Farha. For fiscal 2011, 1.64 billion pounds of big bird chickens or pounds, and 1.16 out of our tray pack plants for a total of 2.8. And during our fourth fiscal quarter that broke down 337.9 a tray pack, and 421.4 million at big bird .

Farha:	And this might be a lot to ask — do you have a read? Is that going to change that mix much for 2012?

Answer:	You know, when we process 116.8 million pounds during 2011 at Kinston, so those went into the tray pack. And in 2012 we’re projecting 313 million pounds at Kinston, so yeah, it’s going to switch slightly toward tray packs.

Answer:	It’s going to go closer to 50/50, isn’t it?

Answer:	Eh, I won’t be quite 50/50.

Answer:	You’ll still be more in big bird?

Answer:	You’re still going to be a little more in big bird.

Answer:	Okay.

Farha:	Okay, great. Thank you for the additional color.

Answer:	Absolutely.

Operator:	And the next question will be from Christina McGlone with Deutsche Bank.

Christina:	Good morning.

Answer:	Good morning, Christine.

Christina:	Joe, I’m just following up on Farha’s question. Why are we seeing excess increase sequentially and the year-over-year decline moderating? Do people have a better outlook or are they out there trying to kind of cheat and thinking that grain costs are moving lower and prices are up and they want to get volumes up? Or is this just kind of a blitz that’s happening?

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Answer:	I think they just think that’s — I mean, I think they had severe cutbacks during the holidays — 7 or 8 percent, four-day weeks — because we knew what it was going to be like. I think 195-196 is just an abstract number that corporately is what happened. I don’t think grain price had anything to do with it. I think that is just what happened, and I don’t think anybody is optimistic or — I think that’s the number that people came to. We came to — we calculated and came to a 4 percent cut and a lot of ours was calculated on the basis of our growers. Other people did something different. And it just happened and — the point is if that’s not the right number, the industry will discover the right number. But I don’t think it has anything to do with grain prices or optimism or anything. I mean, with a 7 or 8 percent, we still have $1.32 boneless, so that’s not 7 or 8 percent during November and December didn’t get it where it needed to go.

Christina:	Right. And with the existing breeder flock, what’s the maximum eggs that can be set?

Answer:	We looked at that. It’s a good question. You’re looking at projected breeder flock in May of 2010, we looked back and it was very similar to a year in 2009 when the industry set — it was like 206-207 million eggs, so . . .

Answer:	That’s what they set last year.

Answer:	Yeah. The industry could still set that if they wanted to based on that projected breeder flock. Now whether or not they will or not, of course, is another question.

Christina:	Okay. From what Joe just said, it doesn’t necessarily sound that way.

Answer:	No, I agree with that.

Christina:	And then for the hatchery that you said you just bought the land, I thought that the Kinston hatchery was going to service both plants.

Answer:	No, the feed mill.

Christina:	I mean the feed mill — oh. Okay, the feed mill. But the hatchery will service both or the feed mill will service both?

Answer:	The feed mill will service both plants.

Christina:	Okay. And then in terms of leg quarters, so they’re very strong. Are you seeing any impact from tighter credit globally or the fact that the dollar is strengthened somewhat that maybe putting kind of capping leg quarter prices?

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Answer:	No. We haven’t seen that yet. They continue to move very well. But, you know, when you get up around $0.50, that’s what caps leg quarters — $0.50 is — that’s a traditionally that kind of slows movement when you get to that level.

Christina:	Okay. And then I guess, Mike, why inventory seemed higher than I would have expected, especially when you think about how sales grew. Is that another quarter shipment waiting to go or what is that exactly?

Mike:	It was. We didn’t get quite as much out of inventory this year as we did last year at the end of October. They did a good job. They got several — they got shipments out but, yeah, just not quite as much. This boat has been loaded and when they sail plays in a lot to that number. But that’s exactly what it was.

Christina:	So it was just timing of shipments and not really any sort of bloat in inventory.

Answer:	Absolutely. As you know, we don’t build inventory and we don’t put stuff in the freezer. Joe won’t let anybody do that and this is just timing.

Christina:	Okay. And the last question, can you please remind us of what the tax asset is? I guess it grew to over $80 million and then when do you get that? And I guess you’re going to be paying down debt when you get it?

Answer:	We will, indeed. We hope to — we expect to get it during our second fiscal quarter, get the refund and it will be used to pay down debt.

Christina:	And what was it from, again?

Answer:	It’s just because of our loss. We’ll go back and apply for a refund for prior years. We have paid in enough to get that back. We’ll make a refund request for taxes that we paid last year because of our loss. We’ll have a net operating loss carry-back.

Christina:	Okay. Thank you.

Answer:	Thank you.

Operator:	Moving forward, we will go to Ken Goldman with J.P. Morgan.

Ken:	Hey, good morning everyone.

Answer:	Good morning, Ken.

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Ken:	What are you guys hearing in terms of your conversations with grocers on demand, demand for chicken versus beef and pork? I would have expected beef demand to have dropped a little bit more by now given the high prices which I think would have helped chicken even more. And chicken is obviously doing well, but I’m not seeing any real huge shift in volume and I’m just wondering if you’re hearing anything or thinking about maybe grocers shifting more into chicken next year in terms of promotions and placement and shelf and so forth or maybe it’s just kind of steady as she goes?

Answer:	Ken, you know, beef has been high most of the year and we haven’t seen — we may have seen a little bit of push-back just recently that what we hear from our customers is until recently they haven’t seen any push-back from red meat. The retail grocers have — I don’t know if they could feature chicken anymore. They’ve featured chicken so much now, I mean, the demand for grocery stores has been good. I think it will continue to be, but we’re not counting on any incremental demand based on high beef and pork prices.

Ken:	Okay.

Answer:	What we’re seeing is our customers that are paying more money for beef and pork now put additional margin on chickens so they’re making larger gross margin, making up some of the case for that they’re losing for high cost beef and pork. They’re making it up with the chicken, so they’re making more money off of chicken than they were prior.

Ken:	That’s interesting. The USDA . . .

Answer:	. . . suppressing chicken sales, if I can get chicken up and get an even playing field .

Answer:	And that’s Neil Morgan, our director of sales.

Ken:	Hey, Neil. How are you?

Neil:	Great.

Ken:	Thanks for the feedback. One follow-up question to you, if you look at the USDA data they publish every month on meat spread, as you know, it would suggest that the grocers are making less of a good margin or less of a margin on chicken lately. Maybe that data is not quite are reliable as we thought?

Answer:	Not what our customers are telling Neil.

Ken:

Okay. Thank you. And then separate question — if you guys are seeing farmers holding onto their corn and we’re seeing the same thing, maybe this is obvious, but doesn’t that suggest that when these farmers actually do start selling there’s

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going to be some downward pressure on the commodity when that takes place? You know, they may only start selling, of course, when the price has risen, but is that how you’re thinking about it as well and maybe why you’re not locking in more corn for the year, not that you haven’t locked in a good bid already or maybe that’s not the right way to think about it.

Answer:	Well, there are two reasons for that basis, the strength in that basis. One is the farmers are holding onto it, and one reason is at least until January, so they won’t pay income taxes on it, but the other is the inverse in the board, the further out you go the lower the price is on the contract. The July contract was lower than the May contract and September contract is lower than the July. So the further out you go the farmer wants to get paid for that inverse and then the other is the fact that he’s got it in storage and he doesn’t want to — you’ve got to pay him to get it out of storage. So there are two reasons for that high basis. Some factors that are going to affect that is the number of acres that are going to be planted and how well that crop gets started. And if we plant the 94 million acres and the 94 million acres gets off to a good start, maybe the basis loosens some. And then if China doesn’t buy, then — there are a lot of things that will influence that basis, but those two things I mentioned — that’s why the basis is strong right now. You know, we harvest the crop in September and October. We’re only two months into it. So there are a lot of things that can — December is not a good time to buy basis. January is better, maybe a better opportunity.

Ken:	And, Joe, we’re — again, separate question — we’re seeing some US protein companies being bought by foreign buyers here. Given what you’re seeing, is this a trend you think will accelerate and — what the heck, I’ll take a shot here — have you guys been approached at all by any foreign buyers lately interested in your business?

Answer:	I can’t comment on that. But to your first question, there just doesn’t seem to be any appetite on the part of domestic poultry, beef or pork producers to buy additional capacity, does there? So I think the answer to your question, yeah, you’re going to see more of it just because there’s no appetite domestically and when these assets have gotten so cheap, you’ve seen people come in and do it. Of course, one came in and bought it and immediately closed it. Another foreign company bought a plant and immediately significantly cut production. I don’t know, good question.

Ken:	Okay. Thanks, guys.

Answer:	You bet.

Operator:	And the next question in queue will be from Ken Zaslow with BMO Capital Markets.

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Ken:	Hey, guys.

Answer:	Good morning, Ken.

Ken:	Just a couple questions. I’m clear about the new facility coming online. You sound like you’re preparing pretty closely to start moving in the direction of starting it up or at least going in that direction. But a few things you said is we have to wait to see what the corn crop is, which I guess we kind of find out January 12th?

Answer:	No, no. No. The new crop we won’t find out until the fall of ‘12.

Ken:	Oh, okay. So you’re not talking about that crop that we have in now.

Answer:	No, no. We don’t know about that one.

Ken:	Okay. And then paying down debt, you have a lot of debt to be paid — not a lot, but you have debt to be paid down which, even if you take like $20 or $30 million from your tax issue, you still have some time before you’re going to actually be able to pay down debt to get to a position that you’re going to be starting this thing up. Is that fair?

Answer:	We’re going to get $88 million in tax refund. But that is fair, yes.

Answer:	Yeah, that’s fair.

Ken:	But $88 million, let’s say you guys break even by January/February and make a little money. You have $100 million or so paid down by the summer, is that enough to start thinking — you know what? — by next fall we’re going to start making this a habit and how long does that take to get it started?

Answer:	It’s a 15-month building process plus you’ve got to build a bunch of chicken houses.

Ken:	Fifteen months from the day you decide and announce or 15 months from today?

Answer:	Fifteen months from the fall of 2012.

Ken:	Okay. All right, fair enough. In terms of capturing market share outside the US, are you gaining, losing or maintaining market share in the export markets?

Answer:	We’re the same percentage. We’re 20 percent, 20 percent of our pounds, 20 percent of our pounds. We gain — well you gain pounds a share because you’re still the same percentage even with Kinston.

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Answer:	Right.

Ken:	Are you gaining the mix and pricing side of it or are you still settling more to like — what I understand is like Russia is probably the lower side of the pricing scale versus other regions of the world you get a little bit better pricing or is it all . . .

Answer:	Russia is not the lowest price.

Ken:	How would you kind of describe the world, then?

Answer:	Well, we’re . . .

Ken:	Best prices, where would you get the least beneficial prices?

Answer:	Well, it changes. It changes from month to month. Sometimes Russia is good and sometimes different markets are different from time to time. And you have . . .

Answer:	Right now Russia is good.

Answer:	Yeah. And it changes. And sometimes former Soviet Union states are good and sometimes they’re weaker and sometimes — we’re hoping South Korea is going to evolve into a new — bigger account than what it is today. Africa has developed over the last 24 months as a new place for us to ship and it’s just growing and evolving. It’s different.

Ken:	Would you say that you’re very flexible in where you can sell your products? Because one of your competitors has been pretty open that they’re not selling really anything to Russia and almost like taking that as a badge of honor. Is that not something that you would consider the right way of going about it?

Answer:	No. We’d like to sell everybody. We don’t sell nearly as much in Russia as we used to. We sell everybody.

Ken:	Okay. And, you know, you’re flexible enough to capture the right pricing around the globe or do you have certain markets that you tend to be able to focus a little bit more on just because your distribution?

Answer:	Our export pricing is excellent, flexible and global.

Ken:	Great. Okay, thank you very much.

Answer:	Thank you.

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Operator:	And the next question in queue will be from Christine McCracken with Cleveland Research.

Christine:	Good morning.

Answer:	Good morning.

Christine:	Joe, you had said leg quarters are going to stay at this level for a while. I wanted to dig a little bit deeper into that because its sounds like you’re not seeing a real push-back yet and it seems like, more than exports, a lot of this strength in dark meat prices is coming from domestic markets. And I’m wondering what are you seeing in terms of domestic demand for dark meat and maybe do you see a path to even higher prices based on that?

Answer:	There is a growth .

Answer:	We see good demands domestically from de-boners that are de-boning dog meat. Now, that’s going to Hispanic and Asian fast food and fast cash I guess you would call it, restaurants. And that’s mainly on the West Coast. And that demand has been pretty good for a couple of years. But I don’t think that’s driving it. I think it’s mainly exports.

Answer:	I think it’s mainly export. That’s the only thing we see domestically that where we see what we would call good demand for that dark meat. The rest of it is export.

Answer:	Yeah, it’s exports that’s holding it up and it’s not any one market. It’s good across the board pretty much right now and has been. Usually by December, though, it usually slows and it hasn’t slowed this year.

Christine:	All right. And then, can you talk about some of these public food service companies have talked about how you’re on your pricing got locked below 2011 for next year and I’m just curious how much is that going to limit kind of your ability to recognize an improvement in breast meat going into next year, maybe just talk about in general the overall contract.

Answer:	Christine, you said locked in what?

Christine:	Prices below a year ago.

Answer:	Casual dining?

Christine:	There’s been several companies, actually, that have said that they’ve locked in . . .

Answer:	Oh, well . . .

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Answer:	We’re aware of a couple. They’re not ours.

Answer:	We hadn’t done any of that.

Answer:	We are aware of a couple of concepts that were able to book 2012 prices lower than what they had in ‘11. Now we’ve also seen some other concepts paying more. We’re seeing concepts that are — that there’s a lot of push-back. They don’t want to pay. They’ve been quoted higher prices. They don’t want to pay higher prices and there’s just push-back in some of those.

Answer:	A lot of that hadn’t settled this year, by the way. Very usual, our food plant is out in the market and usually a lot of it is settled by Christmas and there’s a lot of it that has not settled this year because, with the exception of one or two processors, everybody is trying to get higher prices and the buyers are resisting.

Christine:	And then just in terms of your comments relative to beef, because in the past you’ve said, you know, chicken is really competing against the hamburger in the market and it seems like we’ve only recently seen those prices jump. And it looks like for next year we’re going to have a pretty favorable comparison relative to your outlook. I’m just curious, have you talked at all? It doesn’t sound like you’ve talked much to the trade about promoting more chicken in light of that, especially given the tight supply for beef for mid year. I’m wondering does that — are those discussions taking place or . . .

Answer:	At fast food, I mean, at the fast food places, Wendy’s and places like that. We hadn’t heard anything about . . .

Answer:	We haven’t.

Answer:	Nobody has — it hadn’t jumped enough to . . .

Answer:	We hadn’t heard of any unusual . . .

Answer:	Arby’s . . .

Answer:	Chicken promotion.

Answer:	Arby’s or somebody like that we’re not aware of.

Christine:	All right. Thanks so much.

Answer:	Thank you.

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Operator:	And the next question in the queue will be from Akshay Jagdale with KeyBanc Capital Markets.

Answer:	KeyBanc, you bet.

Akshay:	Good morning.

Answer:	Good morning.

Akshay:	I just wanted to ask you, Joe, about the outlook for pricing. I know you said you wouldn’t know until you get there, I guess. But just trying to get your perspective on how fiscal ‘12 is looking compared to fiscal ‘09. So what in your mind is different going into fiscal ‘12 compared to fiscal ‘09 — good and bad?

Answer:	Well, the grain prices are going to be $250 million higher, I imagine.

Akshay:	I meant more so, Joe, just on the revenue side, so . . .

Answer:	On the revenue side?

Akshay:	Yeah, just — we’re trying — I guess everyone is just guessing on what the revenue is going to look like, revenue per pound.

Answer:	Put the sensitivity chart up there.

Akshay:	So we’re just trying to . . .

Answer:	Let me — all right, give me a second. I have a sensitivity table up here. It looks like boneless breast has to be about $0.16 a pound higher for the year to get to ‘09 margins which would put it at about $1.48. You’d have to average about $1.48 and that’s a little bit lower than I think I told you at the investors conference, and that’s because corn is down a little bit. And then the Georgia dock will have to be — the Georgia dock has come down about $0.02 to $0.03. It needs to be probably $0.90-$0.95-$0.96 — that’s $0.02 to $0.03 lower. And we’re using — for this model we’re using a corn cost of $6.05 plus basis and we’re using meal at about $3.08 plus basis. When did you run this?

Answer:	Yesterday at close.

Answer:	This is yesterday’s close and . . .

Akshay:	That’s helpful, but the sensitivity is helpful but what I was trying to get . . .

Answer:	Now, you want my opinion of what the market is going to be?

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Akshay:	Yeah, because the only thing we like about it is supply — right? — I mean, the demand you’re assuming is flat down. Given where supply is today relative to going into ‘09, are you feeling better or worse?

Answer:	Well, I feel better that there are 5 percent fewer head. The supply is down. But now I cannot predict how that’s going to translate into prices. I don’t know. I won’t know until we get there. I think it’s going to mean some higher prices, but I don’t know how much. But I do know if it’s not enough, the industry will cut back some more. They have to.

Akshay:	All right. And just going back to another question on the costs other than feed costs, pounds are going up 2 percent year-over-year and I guess your capacity in theory is going up as well. But overall we’d expect that other cost lines to trend down by a few cents per pound, right?

Answer:	The majority of that is going to be at Kinston. All the other plants, their pounds are going to be down, and we’re going to get some benefit, a little bit lower cost in the live side if we — if grain stays right where it is right now, you get a little bit lower live everywhere. Our plants are going to be about where they were this year everywhere but Kinston. Kinston is one that will see the biggest improvement which affects all of our processing. It affected our total processing cost for the year. And it was significant. It was very significant. But our total processing cost should come down, I can’t tell you how much, but — and I would also expect some improvement in sales this year because we have, you know, Kinston started up with no sales and now they’ve got some sales and we had to give them some sales from the other plant, so all the plants were affected by Kinston sales or Kinston’s lack of sales for a period of time. So you ought to see some improvement in sales and you ought to see a lot of improvement in Kinston’s cost. And those are going to be your main changes for 2012.

Akshay:	Okay, and one last one for Mike — and if you don’t have this handy, we can follow up offline. But can you give me the number of heads you slaughtered? I’m just trying to get to average weight and the reason I’m trying to get there is I just want to know if you’re assuming any change year-over-year in average weight in your 2.85 billion process pounds number for next year?

Answer:	No, no change.

Akshay:	Okay. And should I follow up with you offline on the head slaughter?

Answer:	It’s 434 million in the fourth quarter of 2011 and 405 million in the fourth quarter or 2010.

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Akshay:	Okay.

Answer:	I’m sorry, for the year.

Akshay:	Say that again — 435?

Answer:	Yeah, I’m looking at the 12. I thought I was looking at the quarter numbers. I’m looking at the 12-month numbers — 434 million in the 11th, 405 million in 10.

Akshay:	Perfect. Thank you. I’ll pass it on.

Answer:	Thank you.

Akshay:	Thanks.

Operator:	The next question will be from Vincent Andrews with Morgan Stanley.

Vincent:	Hi, sorry about that. I’d like to follow up on the comments about the industry balance sheet and just get a sense of where your comfort level is coming from. Is it a calculation or something you’re doing by looking at sort of others’ performance in Agri Stats? Is it the bankruptcies that we’ve seen so far to date? Because I just sort of eyeball and say, you know, when you look at ‘09 and in ‘10 relative to ‘11, people who survived ‘08 are probably not in great shape, but when I see these production cuts tailing off as corn prices come down, it makes me wonder how bad the balance sheets actually are. So any sort of further insight into what that comfort would be helpful.

Answer:	It’s Agri Stats data and it’s information from bankers and those are the two main sources.

Vincent:	Okay. And then my other question just would be you guys are covered on corn through May which is right around the time that the South American harvest will be done. Is there anything, you know, I’m increasingly reading about — was I wrong about that? Is that what you’re saying?

Answer:	We’re not totally covered through May. We’re particularly covered through May. We have all of our basis bought through May, but we are not totally prices out through May. We have coverage, but not total coverage.

Vincent:	Okay, thank you for the clarification. My question then is we’re starting to read about the market is starting to react to some La Niña type weather in South America which had planted, as far as we can tell, a big increase in corn acreage year-over-year. So just to get a sense of how you guys are thinking about that relative to looking out for the rest of the year and the way corn is behaving now?

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Answer:	It’s been up $0.20 between $0.25 when I came to this conference call between yesterday and today. The crop is in an early stage and they’re actually supposed to get rain across a good bit of the area down there between today and tomorrow. You know, we’ll just watch it. There’s no way to predict — project the weather down there totally, but we’re aware of it and we’ll watch it and our advisors watch it and — but we’re out about as far as we want to go right now.

Vincent:	Okay. Thank you very much. I’ll pass it along.

Answer:	Thank you.

Operator:	And the next question in queue will be from Castis Carefnos with Ivory Capital.

Castis:	Good morning, Joe.

Joe:	Good morning.

Castis:	Well, you know, I want to get your thought of that you said that you don’t give a crystal ball on the grain pricing but, you know, I can paint you a picture that we’re going to see 94-95 new acres of corn in the US and I think yields of the past two years were impacted by the rain and the drought. So then like a normalized yield of like, let’s say, 160-161?

Answer:	Yes, I agree with that.

Castis:	And then in Latin America we’re going to see like a 6 to 8 percent increase in corn acreage according to the latest data plus in Latin America now we’re going 75 percent plus biotech which will mean higher yields, and then we get the same yields in Europe which are pretty high and the same yields in China which are also very high. So I can paint you a picture like after the prospective planting report in March that food prices nosedive down to $4.00. And I’d like to get your thoughts on that.

Answer:	That’s why we don’t have any price past May.

Answer:	You know, you’re absolutely right. And that’s — you can paint that picture and, of course, last year we said, yeah, yields were bad last year so this year surely we won’t have another bad crop, and we did. But will you have three in a row? Not likely and, yeah, I like your picture.

Answer:	We’re aware of that. We agree that that’s a very strong possibility.

Castis:	Thank you.

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Answer:	Thank you.

Operator:	Next question will be from Heather Jones with BB&T Capital Markets.

Heather:	Thanks for taking the follow up. And just real quickly go back to the demand side. If we look at excess now relative to ‘09, because you all talked about ‘09 margins, they’re about 2.5 percent or so below where they were then. But weights are like 5 percent higher. So I’m trying to get a sense of — because the year-over-year declines on excess are abating, part of it due to harder comps, and so our two-year basis is actually accelerating. But if we just look at this point in time, you know, we’re about 2.5 percent higher than we would have been in ‘09. So I’m just wondering if you could give us a sense of where you think total demand going into 2012 — like export, domestic, etcetera — where you think that — how do you think that looks relative to ‘09?

Answer:	I think export and retail are good. I think food service is I think ‘08-’09-’10-’11 and ‘12 are all the same. I would characterize it as weak. I don’t think we’re going to see any improvement — beginning in the summer of ‘08 really in May, again, with $4.00 gasoline and the rest of ‘08 where a lot of different things, but I think food service demand is weak and I think it’s going to be weak in ‘12.

Heather:	Do you think it’s weaker than it was in ‘09?

Answer:	No.

Heather:	No? Do you think retail and export is going to be better than ‘09?

Answer:	Export seems to be pretty good. It might be better. But retail is about the same.

Heather:	Okay. Okay. All right, thank you very much.

Answer:	Thank you.

Operator:	We do have one more question in queue. This will be from Ken Zaslow with BMO Capital Markets.

Ken:	Thanks for the follow up. Joe, you keep on saying that if the profitability gets to a certain level or it doesn’t get to a certain level, they’ll have to cut, there will have to be more cuts. Is that — is the cuts going to be coming until they make break-even, until they get to normalized numbers, until they get to averages? What is — I mean, because if you get to modestly profitable and they don’t cut, that’s not a good situation versus if they wait until you get to more historical levels and — how do you kind of think about it where the cuts have to get to in terms of those parameters?

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Answer:	Well, if you’ll think about it, you have a — if you think about, you have a range of — you have 40 companies out there, 35 or 40 companies in the chicken, in the industry. And there’s a spread about who — some people — there’s a $0.105 to $0.11 range out there of margin. Some people make this much margin, some people make lower margins. And some people are going to start making money before other people start making money. And so everybody is not going to cut back as fast as others. And some people may never cut back, but some people are going to have to cut back. And you may have some people making money while other people are having to cut back. And they cut back because they’re losing money. And their balance sheets are bad and you’ve got some people whose balance sheets are not bad. And . . .

Ken:	I guess I kind of say if this level of cut doesn’t put the industry generally to a . . .

Answer:	Well, it’s not the industry. I characterized as the industry. It’s individual companies, I guess, is what — everybody lost money in kind of like in July/August/September. And really all but one or two companies were losing money at the beginning in May/June/July/August/September, just about everybody except one or two companies. And I’m talking about deep losses. It wasn’t little losses. And most of the industry was losing money in November. And that’s changed. There are fewer companies losing money today, but there are still a lot. And I think that will change in December, in January. But there’s still going to be some losing money in January, I believe. And then if — and there will be poor operators and they will have poor balance sheets. And they’re not going to be restoring any cuts and they may have to cut back further.

Ken:	Okay. I guess I’m just trying to figure out if the way for you to get your normalized or historical margins, whatever you want to use the terminology, is that possible in this situation where you’ll have some people cutting and some people not cutting if the industry is not — if the cuts that were made, are they enough to get you there or is there another level, you’re probably going to get mixed amounts of cuts that may not get you there. I guess that’s what I was trying to figure out.

Answer:	I have no — I’m not going to know that until we get into January and February. And you know, a 5 percent cut in January and February is a lot different than a 5 percent cut in June, July and August. January and February and March, April, Easter, are not the months of highest demand. You know, you make — you know, that’s not — 5 percent in January is a lot different than 5 percent in May and June.

Ken:	Okay. Yep, fair enough.

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Answer:	You bet.

Ken:	Thank you very much.

Operator:	And at the time we have no further questions in queue. I’ll turn things back over to our host for any additional or closing remarks.

Joe:	Good. Thank you all for spending time with us this morning. And on behalf of everyone at Sanderson Farms, we wish you all a very merry Christmas, happy holidays and a happy and prosperous and peaceful new year. Thank you.

Operator:	Again, that does conclude today’s conference call. Thank you all for your participation.

END

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